Exhibit 10.2

April 30, 2015

Avenue Capital Management II, L.P.	Avenue Special Opportunities Fund II, L.P.
399 Park Avenue, 6th Floor	399 Park Avenue, 6th Floor
New York, NY 10022	New York, NY 10022
Attention: Todd Greenbarg	Attention: Todd Greenbarg
Phone: (212) 878-3523	Phone: (212) 878-3523
Fax: (212) 878-3552	Fax: (212) 878-3552

Boulevard Acquisition Corp.
399 Park Avenue, 6th Floor
New York, NY 10022
Attention:                                         Stephen Trevor
Facsimile:                                         (212) 878-3545

Re:                             Payment of Transaction Expenses; Replacement Standby Agreement

Ladies and Gentlemen:

Reference is made to that certain Stock Purchase Agreement, dated as of April 30, 2015 (the “SPA”), by and between The Dow Chemical Company (“TDCC”) and Boulevard Acquisition Corp. (“Purchaser”), pursuant to which TDCC has agreed to sell, and Purchaser has agreed to purchase, all of the outstanding equity interests of AgroFresh Inc., upon the terms and subject to the conditions set forth therein. Capitalized terms used in this letter agreement that are not otherwise defined have the meanings given to such terms in the SPA.

In connection with the consummation of the transactions contemplated by the SPA, Purchaser and TDCC each expect to incur certain Transaction Expenses.  Purchaser and TDCC have agreed that Purchaser’s Transaction Expenses will not, in any event, exceed $23,000,000 in the aggregate.  By signing this letter agreement, Avenue Capital Management II, L.P. (“Avenue Capital”) agrees that, to the extent the Transaction Expenses incurred by Purchaser (or Avenue Capital on behalf of Purchaser as set forth on Exhibit A to this letter) in connection with the SPA, the Related Agreements and the transactions contemplated thereby (and any fees, penalties and interest on such Transaction Expenses) exceed $23,000,000 in the aggregate, Avenue Capital will be responsible for and will pay when due, on behalf of Purchaser, any such excess.  Avenue Capital further agrees that it will be responsible for any and all fees and expenses (other than those Transaction Expenses set forth on Exhibit A to the extent Avenue Capital is not responsible for such expenses pursuant to the immediately preceding sentence), including due diligence expenses, advisory and consulting fees and other third-party expenses, incurred by Avenue Capital in connection with the SPA, the Related Agreements and the transactions contemplated thereby and that neither TDCC nor Purchaser will have any obligations relating to such expenses incurred by Avenue Capital.  TDCC agrees that TDCC will be responsible for any and all Transaction Expenses incurred by TDCC and that neither Avenue Capital nor Purchaser will have any obligations relating to Transaction Expenses incurred by TDCC.

In connection with the consummation of the transactions contemplated by the SPA, Purchaser, TDCC and Avenue Special Opportunities Fund II, L.P. (the “Sponsor Affiliate”) have entered into an agreement (the “Standby Agreement”), pursuant to which Purchaser and Sponsor Affiliate have each agreed to purchase up to 2,500,000 shares of Purchaser Common Stock at a price of $10.00 per share (the “Standby Shares”), for which they will each receive at the Closing (as defined in the Standby Agreement) a fee (each, a “Standby Fee”) of $875,000, regardless of whether any shares are purchased thereunder.  Promptly after the execution of the SPA, Purchaser shall use commercially reasonable efforts to identify one or more third parties (each such third party, a “Substitute Purchaser”) to provide one or more commitments to purchase, in the aggregate, 5,000,000 Standby Shares (i) on substantially the same terms and conditions as those contained in the Standby Agreement (including the representations and warranties contained in Article III thereof) and (ii) for aggregate fees less than the aggregate amount of the Standby Fees; provided that Purchaser shall not enter into any definitive agreement with respect to any such commitment (such agreement, a “Substitute Standby Agreement”) without the prior written consent (not to be unreasonably withheld) of Sponsor Affiliate and TDCC; provided further that the terms of any Substitute Standby Agreement shall provide that the Substitute Purchaser shall be required to purchase Standby Shares up to its entire commitment to purchase such shares before TDCC and Sponsor Affiliate shall be required to purchase any portion of their respective commitments to purchase Standby Shares pursuant to the Standby Agreement.

If Purchaser enters into one or more Substitute Standby Agreements, the Standby Agreement shall remain in full force and effect, except that TDCC and the Sponsor Affiliate shall be released and relieved of their respective obligations under the Standby Agreement to the extent that one or more Substitute Purchasers shall have performed such obligations in accordance with the terms of the Standby Agreement (it being understood that in the event the number of Standby Shares (if any) required pursuant to the Standby Agreement to be purchased at the Share Purchase Closing (as defined in the Standby Agreement) exceeds the aggregate amount of Standby Shares purchased by the Substitute Purchasers at the Share Purchase Closing for any reason, each of TDCC and Sponsor Affiliate shall be required to purchase a number of Standby Shares equal to one-half (1/2) of the amount of such excess in accordance with the terms and conditions of the Standby Agreement).

In the event the aggregate number of Standby Shares that all Substitute Purchasers commit to purchase pursuant to Substitute Standby Agreements (such aggregate amount, the “Substitute Purchaser Commitment Amount”) is (i) equal to 5,000,000 Standby Shares, no amount of the Standby Fees will be due or payable to TDCC or the Sponsor Affiliate and each Substitute Purchaser shall be paid a commitment fee (with respect to each Substitute Purchaser, its “Substitute Commitment Fee”) at the Closing in an amount as provided in the Substitute Standby Agreement to which such Substitute Purchaser is a party or (ii) less than 5,000,000 Standby Shares, (A) each Substitute Purchaser shall be paid its Substitute Commitment Fee at the Closing and (B) each of TDCC and the Sponsor Affiliate shall only be paid at the Closing a portion of their respective Standby Fees, which for each of them shall be an amount equal to (1) the amount of its Standby Fee, multiplied by (2) a number equal to (x) 1.0, minus (y) a fraction for which (I)

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the numerator is the Substitute Purchaser Commitment Amount and (II) the denominator is 5,000,000.

If TDCC and the Sponsor Affiliate shall be relieved of their respective obligations under the Standby Agreement to the extent one or more Substitute Purchasers shall have performed such obligations in accordance with the terms of the Standby Agreement, in no event shall the aggregate Substitute Commitment Fees exceed the aggregate Standby Fees that otherwise would be payable.

By signing this letter agreement and as an inducement to the other parties to enter into this letter agreement, each party hereby makes the representations set forth in Sections 1 through 3 of Annex A to this letter agreement and, in addition, Avenue Capital makes the representation set forth in Section 4 of Annex A to this letter agreement.

Sections 11.1, 11.3 through 11.11, 11.14 and 11.21 of the SPA are incorporated herein by reference, mutatis mutandis, as though fully set forth herein. This letter agreement shall be governed exclusively by and construed and enforced exclusively in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

In consideration of the foregoing covenants and obligations, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto, intending to be legally bound, has caused this letter agreement to be duly executed by its authorized representative as of the date first written above.

[Signature Pages Follow]

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THE DOW CHEMICAL COMPANY

By:	/s/ Mark D. Gibson
Name:	Mark D. Gibson
Title:	Authorized Representative

[Signature Page to Letter Agreement re: Payment of Transaction Expenses and Replacement Standby Agreement]

ACKNOWLEDGED AND AGREED:

BOULEVARD ACQUISITION CORP.

By:	/s/ Stephen Trevor
Name:	Stephen Trevor
Title:	President and Chief Executive Officer

[Signature Page to Letter Agreement re: Payment of Transaction Expenses and Replacement Standby Agreement]

ACKNOWLEDGED AND AGREED:

AVENUE SPECIAL OPPORTUNITIES FUND II, L.P.

By:	Avenue SO Capital Partners II, LLC,
its General Partner

By:	GL SO Partners II, LLC,
its Managing Member

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

[Signature Page to Letter Agreement re: Payment of Transaction Expenses and Replacement Standby Agreement]

ACKNOWLEDGED AND AGREED:

AVENUE CAPITAL MANAGEMENT II, L.P.

By:	Avenue Capital Management II GenPar, LLC,
its General Partner

By:	/s/ Sonia Gardner
Name: Sonia Gardner
Title: Member

[Signature Page to Letter Agreement re: Payment of Transaction Expenses and Replacement Standby Agreement]

Exhibit A

Transaction Expenses

Annex A

Certain Representations

Each party hereto (each, a “Warrantor”) represents and warrants to the other parties hereto as follows:

1.    Organization; Good Standing; Qualification.  Warrantor is validly existing and (where such concept is applicable) in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other business entity power and authority to conduct its business as currently conducted, except where the failure to be in good standing or to have such power and authority would not materially impair such Warrantor’s ability to consummate the transactions contemplated hereby.

2.    Authority; Approvals; No Violation.

a.    Warrantor has requisite power and authority to execute and deliver this letter agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  This letter agreement has been duly authorized and duly and validly executed and delivered by Warrantor and (assuming due authorization, execution and delivery by the other party hereto) constitutes legal, valid and binding obligations of Warrantor, enforceable against each of Warrantor in accordance with its terms, except as enforceability may be limited by the Enforceability Limitations.

b.    Neither the execution and delivery of this letter agreement by Warrantor nor the consummation by Warrantor of the transactions contemplated hereby nor compliance by Warrantor with any of the terms or provisions hereof will (i) violate any provision of Warrantor’s constituent documents or (ii) (A) violate any Law applicable to Warrantor or any of its respective assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or cancellation of, or result in the creation of any Lien upon any of the assets of Warrantor under any of the terms, conditions or provisions of any Contract to which Warrantor is a party, or by which their or any of its assets may be bound, except, in the case of clause (ii) where such violation conflict, breach, default, termination, cancellation or Lien (as applicable) would not materially impair Warrantor’s ability to consummate the transactions contemplated hereby.

3.    Consents and Approvals.  No consents or approvals of or filings or registrations with any Governmental Authority, or of or with any third party (except for such consents which have already been obtained), are necessary in connection with the execution and delivery by Warrantor of this letter agreement or the consummation by Warrantor of the transactions contemplated hereby and compliance by Warrantor with any of the provisions hereof or thereof.

Avenue Capital hereby represents and warrants to the other parties hereto as follows:

4.    Financing.  Avenue Capital has, on the date hereof, the financial capability and access to cash necessary to consummate the transactions contemplated by this letter agreement on the terms and subject to the conditions set forth herein, and will have such capability and access as of the consummation of the transaction contemplated by the SPA.